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                                    LAW OFFICES
                       GLASS, MCCULLOUGH, SHERRILL & HARROLD


                             1409 PEACHTREE STREET, N.E.

TELEPHONE  (404) 885-1500      ATLANTA, GEORGIA 30309    WRITER'S DIRECT NUMBER
TELECOPIER (404) 892-1801



                                  EXHIBIT 5.1

                                 July 11, 1996


IQ Software Corporation
3295 River Exchange Drive
Suite 550
Norcross, Georgia  30092

Gentlemen:

     We have acted as counsel to IQ Software Corporation, a Georgia corporation ("Company"), in connection with the preparation of the Registration Statement No. 33-____________ on Form S-8 ("Registration Statement") filed by you with the Securities and Exchange Commission covering shares to be sold pursuant to the Company's Stock Option Plan.

     In the capacity described above, we have considered such matters of law and of fact, including the examination of originals or copies, certified or otherwise identified to our satisfaction, of such records and documents of the Company, certificates of officers and representatives of the Company, certificates of public officials and such other documents as we have deemed appropriate as a basis for the opinions hereinafter set forth.

     The opinions set forth herein are limited to the laws of the State of Georgia and applicable federal laws.

     Based upon the foregoing, it is our opinion that the shares of Common Stock of the Company, when issued and sold on the terms described in the Registration Statement, will be validly issued, fully paid and nonassessable.

     We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us in the prospectus under the caption "Legal Matters."

                                Yours truly,


                                /S/ GLASS, McCULLOUGH, SHERRILL & HARROLD